Exhibit 99

The McGraw-Hill Companies Reports Third Quarter EPS of $1.06, a 6% Increase;
Raises Earnings Guidance for 2006

          NEW YORK, Oct. 19 /PRNewswire-FirstCall/ -- The McGraw-Hill Companies (NYSE: MHP) today reported diluted earnings per share increased by 6% to $1.06 in the third quarter of 2006 compared to the same period last year. The 2006 diluted earnings per share for the third quarter include charges of $0.06: $0.03 for incremental stock-based compensation and $0.03 for restructuring business operations.

          “The $15.4 million pre-tax restructuring charge ($9.7 million after tax) was primarily for employee severance costs for the previously announced integration of our elementary and secondary basal publishing operations and the outsourcing of some information technology functions. Approximately 600 positions were eliminated in the third quarter.

          “Net income for the third quarter was $382.3 million. Revenue was up 0.8% to $2.0 billion versus the same period last year.

          “Record results at Financial Services and stringent cost management in the face of a softer education market this year were key factors in our third quarter,” said Harold McGraw III, chairman, president and chief executive officer of The McGraw-Hill Companies.

          “For the first nine months, diluted earnings per share were $1.84, including a one-time charge of $0.04 for the elimination of the restoration stock option program in the first quarter, $0.09 for incremental stock-based compensation, and a $0.03 charge for restructuring. Net income for the first nine months was $677.5 million. Revenue for the period was up 4.4% to $4.7 billion.

          “We will complete the restructuring this year in the fourth quarter, resulting in an additional pre-tax charge of $16 million, or approximately $0.03 per diluted share. The charge cannot be recognized until the fourth quarter due to timing of actions that relate primarily to the vacating of some facilities by the end of the year and the elimination of another 100 positions.

          “Total restructuring charges for 2006 will be approximately $31.4 million, or $0.06 per diluted share, primarily from the elimination of 700 positions. These actions further streamline the organization and position us for a return to double-digit earnings growth in 2007.

          Education:  “Revenue for the segment decreased by 6.3% to $l.1 billion in the third quarter compared to the same period last year. Including incremental expenses of $3.4 million for stock-based compensation, the segment’s operating profit declined 7.0% to $354.0 million.

          “The segment also incurred a restructuring charge of $5.6 million in the third quarter principally for the integration of its elementary and secondary basal publishing business. The charge consisted primarily of employee severance costs for the elimination of 400 positions across the segment.

          “Revenue for the McGraw-Hill School Education Group declined by 12.0% to $603.0 million in the third quarter. Revenue for McGraw-Hill Higher Education, Professional and International Group increased by 2.2% to $467.2 million in the third quarter compared to the same period last year.

          “Tough comparisons and reduced market potential were major factors in the McGraw-Hill School Education Group’s third quarter performance this year. Our success in a robust state new adoption market last year helped produce an l8.9% increase in revenue in the third quarter of 2005. With the state new adoption market declining by approximately 30% this year, our opportunities were more limited.

          “We benefited this year from the depth and breadth of our product line for the elementary-high school market which may finish 2006 flat to down 4% after growing by 10.5% in 2005.

          “In the secondary market this year, we had strong performances in the Florida science and California social studies adoptions. We successfully introduced Treasures, a new elementary basal reading program in the open territory. Our alternative basal, Everyday Mathematics, produced good results as did a growing lineup of reading and math intervention products for students performing two or more years below grade-level expectations.

          “A disappointment this year was the performance of our elementary products in the Florida and California adoptions. We took only 4% of the elementary science adoption in Florida. However, we won an estimated 39% share of the Florida secondary market, where the dollar volume is greater.

          “In the California social studies adoption, we captured about 15% of the available elementary market, less than we had hoped, but we did win 32% of the middle school market and 43% of the high school market for a leading share overall in the state.

          “We continue to experience softness in the testing market because of decreased off-the-shelf sales of norm-referenced tests and reduced custom contract work in the third quarter. This softness was partially offset by new revenue from our innovative personalized study guides, which have been adopted by Texas and Arizona to help high school students pass their exit exams.

          “The Higher Education, Professional and International Group produced third-quarter gains in the U.S. college and university, professional, and overseas markets.

          “In the U.S. college and university market, we had good results in Science, Engineering and Math. There were modest declines in Humanities, Social Sciences and Languages and the Business and Economics imprints.

          “Best-sellers in the third quarter included Ober, Keyboarding, 10th edition; Terrell, Dos Mundos, 6th edition; Shier, Hole’s Essentials of Human Anatomy and Physiology, 9th edition; Lucas, The Art of Public Speaking, 9th edition; and Saladin’s Anatomy and Physiology, 4th edition.

          “In professional markets, both print products and digital products sold by subscription were up in the third quarter. Best-sellers for the third quarter included:

- Chase’s Calendar of Events 2007
- Harrison’s Principles of Internal Medicine, 16th edition
- Pharmacotherapy, 6th edition
- MD Anderson Manual of Medical Oncology
- The Ultimate New York Diet Plan

          “Solid gains in Spanish-language markets and a pick up in higher education sales in Canada were key to the improvement in international publishing in the third quarter.

          Financial Services:  “Revenue for this segment increased 11.4% to $675.1 million compared to the same period last year. Excluding the prior year’s revenue of $33.0 million from Corporate Value Consulting, which was sold at the end of September 2005, revenue for the third quarter grew by 17.9% on a non-GAAP basis. Of the non-GAAP revenue growth, 48.3% was produced by structured finance and 21.6% came from corporate and government ratings.

          “Including the incremental expenses of $8.0 million for stock-based compensation in the third quarter, the segment’s operating profit increased 17.3% to $295.7 million. Corporate Value Consulting had no material effect on operating profit in the third quarter.

          “Solid growth in debt and equity markets produced record results at Standard & Poor’s. International credit ratings and services continued to expand rapidly and accounted for 39.0% of ratings revenue in the third quarter, up from 36.7% for the same period last year.

          “The global pacesetter again was structured finance. Growth in cash flow and synthetic Collateralized Debt Obligations, increases in Commercial Mortgage-Backed Securities due to favorable interest rates, strength in commercial mortgage originations and strong leveraged loan activity were key factors in the structured finance market.

          “Dollar volume issuance in the U.S. Residential Mortgage-Backed Securities market fell again, declining 11.2% in the third quarter after slipping by 1.2% in the second quarter. But we continued to benefit from an increase in the number of deals, up 1.7% in the third quarter, and from more active Residential Mortgage-Backed Securities issuance in international markets.

          “Corporate ratings, buoyed by a flurry of financing and merger and acquisition activity, also produced solid growth in the third quarter. Public finance softened as refunding volume continued to decline.

          “New issue dollar volume increased in the U.S. and European bond markets in the third quarter versus the same period last year, according to reports from Securities Data Corporation and Harrison Scott Publications/S&P estimates.

          “In the U.S., total new issue dollar volume was up 9.0% in the third quarter as corporate new issuance climbed by 25.9%. Public finance declined by 12.9%. Mortgage-Backed Securities were off 8.0%. Asset-Backed Securities were up 4.2%. Collateralized Debt Obligations were up 118.7%. In Europe, new issue dollar volume was up 51.8%.

          “S&P continued to benefit from ratings and services that are not tied to the new issue market. They accounted for 23.4% of ratings revenue in the third quarter, up from 21.6% for the same period last year. Driving the growth was a surge in bank loan ratings and solid increases in counterparty risk, derivatives and structured finance models and assessments.

          “In equity markets, we again expanded and grew our index services. Twenty-five new exchange-traded funds based on S&P indexes have been launched in the U.S. market so far this year by four different sponsors. At the end of September, assets under management in exchange-traded funds based on S&P indexes increased 23.5% to $147.1 billion. Contract trading volume of derivatives based on S&P indexes also increased substantially at the option exchanges.

          “S&P also benefited from strong demand for its data and information products in both fixed income and equity markets here and abroad. Since acquiring Capital IQ in 2004, our goal has been to add data from S&P to its web-based platform, create more tools and improve usability for our clients. We started with Compustat data and last month we took another major step by adding Standard & Poor’s credit ratings and research content to Capital IQ’s platform. Other recent upgrades include the addition of global macroeconomic data, real-time market data and news, and detailed ownership data on public companies.

          Information & Media:  “Revenue for this segment in the third quarter grew by 8.0% to $247.3 million compared to the same period last year. Including incremental expenses of $2.7 million for stock-based compensation, the segment’s operating income increased by 10.3% to $13.7 million in the third quarter.

          “This segment also incurred a restructuring charge of $5.7 million in the third quarter mainly for employee severance costs for the elimination of 100 positions. Favorable developments with respect to certain disputed billings benefited the third quarter comparison by $8 million.

          “Business information products and services were the key drivers in the segment’s improvement in the third quarter. The segment also benefited from a pick-up in business-to-business advertising, which helped offset a decline of $1.6 million, or 5.9%, in the Broadcasting Group’s third quarter revenue.

          “For the third quarter of 2006, the Broadcasting Group reported revenue of $26.0 million as declines in national and local-time sales offset increases in political advertising.

          “Revenue for the Business-to-Business Group increased by 9.9% to $221.3 million. The group includes J.D. Power and Associates, BusinessWeek, as well as products and services for the construction, aviation and energy industries.

          “J.D. Power and Associates grew domestically and in both Europe and Asian markets, reflecting a mix of new products, additional services and the timing of study releases.

          “Platts added new customers and expanded real-time services with existing clients for news and information in the volatile energy market. In the construction market, the McGraw-Hill Construction Network and advertising-based products produced growth.

          “Advertising pages in BusinessWeek’s global edition were up 7.6% in the third quarter, according to the Publishers Information Bureau, but could not offset the impact of a lower circulation base, a related advertising rate reduction and the shut down of the international editions in Europe and Asia. In the third quarter of 2005, these international editions produced revenue of $4.2 million. BusinessWeek.com continues to grow rapidly, producing more than 13% of BusinessWeek’s total advertising revenue in the third quarter.

          “Aviation Week & Space Technology benefited from the Farnborough Air Show, which is held in the third quarter of even-numbered years, and the Maintenance, Repair and Overhaul conference in Asia, which was held last year in the fourth quarter.

          Corporate Expense:  “Including an incremental $0.5 million for stock-based compensation expense, corporate expense increased $11.9 million, or 33.7%, to $47.2 million in the third quarter. A restructuring charge of $4.1 million, primarily for employee severance related to Global Resource Management initiatives focused on outsourcing select information management and business process functions, was also taken in the third quarter.

          The Outlook:  “Based on our record of achievement for the first nine months, we are raising our guidance for the full year.

          “Our previous guidance called for diluted earnings per share of $2.44 to $2.49 excluding the incremental impact of all stock-based compensation. That excluded $0.13 for stock-based compensation and $0.04 for the one-time charge for the elimination of the restoration stock option program in the first quarter.

          “The new guidance calls for diluted earnings per share of $2.53 to $2.55 excluding the incremental impact of all stock-based compensation and restructuring charges. The incremental impact of stock-based compensation has been revised to $0.11, down from $0.13 estimated at the start of the year. For 2007, we fully expect to achieve double-digit earnings growth.”

          Conference Call/Webcast Details: The Corporation’s senior management will review the third quarter 2006 earnings results on a conference call scheduled for this morning, October 19th, at 8:30 AM Eastern Time. This call is open to all interested parties. Discussions may include forward-looking information. Additional information presented on the conference call may be made available on the Corporation’s Investor Relations website at www.mcgraw-hill.com/investor_relations. To participate by telephone, please dial-in by 8:20 AM Eastern Time and register before the start of the call. Domestic participants may call toll-free (888) 323-5423; international participants may call +1 (415) 228-5016 (long distance charges will apply). The passcode is McGraw-Hill and the conference leader is Harold McGraw III. The conference call will also be Webcast. Go to the Corporation’s Investor Relations website and click on the Earnings Announcement link under Investor Presentation Webcasts. At the Event Details screen, select the Webcast link. You will need Windows Media Player. The prepared remarks and slides will be available for downloading from the Investor Relations website’s Investor Presentations archive several hours after the end of the call and a Webcast replay will be available until October 26, 2006.

          The forward-looking statements in this news release involve risks and uncertainties and are subject to change based on various important factors, including worldwide economic, financial, political and regulatory conditions; the health of capital and equity markets, including possible future interest rate changes, the pace of recovery in the economy and in advertising; the level of expenditures in the education market; the successful marketing of competitive products; and the effect of competitive products and pricing.

           About The McGraw-Hill Companies: Founded in 1888, The McGraw-Hill Companies is a leading global information services provider meeting worldwide needs in the financial services, education and business information markets through leading brands such as Standard & Poor’s, McGraw-Hill Education, BusinessWeek and J.D. Power and Associates. The Corporation has more than 240 offices in 36 countries. Sales in 2005 were $6.0 billion. Additional information is available at http://www.mcgraw-hill.com.

The McGraw-Hill Companies
Statements of Income
 Periods ended September 30, 2006 and 2005

 (in thousands, except per share data)

	Three Months			Nine Months

(unaudited)	2006	2005	% Change	2006	2005	% Change

Revenue	$1,992,570	$1,977,041	0.8	$4,660,792	$4,462,324	4.4
Expenses, net	1,376,341	1,367,086	0.7	3,568,486	3,412,722	4.6

Income from operations	616,229	609,955	1.0	1,092,306	1,049,602	4.1
Interest expense	7,515	2,808	N/M	13,561	7,018	93.2

Income from operations before taxes on income	608,714	607,147	0.3	1,078,745	1,042,584	3.5
Provision for taxes on income	226,441	225,858	0.3	401,291	387,590	3.5

Net Income	$382,273	$381,289	0.3	$677,454	$654,994	3.4

Earnings per common share:
Basic	$1.09	$1.02	6.9	$1.89	$1.75	8.0

Diluted	$1.06	$1.00	6.0	$1.84	$1.71	7.6

Dividend per common share	$0.1815	$0.1650	10.0	$0.5445	$0.4950	10.0

Average number of common shares outstanding:
Basic	351,139	373,552		357,704	375,318
Diluted	360,935	381,163		367,853	382,615

N/M - not meaningful

Exhibit 1

The McGraw-Hill Companies
 Operating Results by Segment
 Periods ended September 30, 2006 and 2005
 (dollars in thousands)

	Three Months			Nine Months

Revenue (unaudited)	2006	2005	% Favorable (Unfavorable)	2006	2005	% Favorable (Unfavorable)

McGraw-Hill Education	$1,070,238	$1,142,331	(6.3)	$1,996,034	$2,078,278	(4.0)
Financial Services	675,063	605,751	11.4	1,952,376	1,750,398	11.5
Information & Media	247,269	228,959	8.0	712,382	633,648	12.4

Total revenue	$1,992,570	$1,977,041	0.8	$4,660,792	$4,462,324	4.4

The McGraw-Hill Companies
 Operating Results by Segment
 Periods ended September 30, 2006 and 2005
(dollars in thousands)

	Three Months			Nine Months

Operating Profit (unaudited)	2006	2005	% Favorable (Unfavorable)	2006	2005	% Favorable (Unfavorable)

McGraw-Hill Education (a)	$354,038	$380,847	(7.0)	$324,748	$373,764	(13.1)
Financial Services (b)	295,650	251,945	17.3	861,193	732,743	17.5
Information & Media (a)	13,717	12,437	10.3	28,366	30,791	(7.9)

Total operating segments	663,405	645,229	2.8	1,214,307	1,137,298	6.8
General corporate expense (a)	(47,176)	(35,274)	(33.7)	(122,001)	(87,696)	(39.1)
Interest expense	(7,515)	(2,808)	N/M	(13,561)	(7,018)	(93.2)

Total operating profit (c)	$608,714 *	$607,147 *	0.3	$1,078,745 *	$1,042,584 *	3.5

N/M -	not meaningful
*	Income from operations before taxes on income
(a)	2006 includes a $15.4 million pre-tax restructuring charge as follows:
McGraw-Hill Education, $5.6 million
Information & Media, $5.7 million
Corporate, $4.1 million
(b)	2005 includes a $6.8 million pre-tax gain on the sale of Corporate Value Consulting on September 30, 2005.

(c)	The following table presents the amount of stock-based compensation expense included in operating profit above:

(dollars in thousands)

	Three Months ended September 30		Nine Months ended September 30

Stock-based Compensation Expense (unaudited)	2006	2005	2006		2005

McGraw-Hill Education	$7,175	$3,796	$24,157		$8,588
Financial Services	9,431	1,393	29,129		5,893
Information & Media	5,227	2,498	17,380		3,341
General corporate expense	7,393	6,889	35,576		10,523

Total Company	$29,226	$14,576	$106,242	**	$28,345

**	Includes a one-time charge of $23.8 million ($14.9 million after-tax, or $0.04 per diluted share) from the elimination of the Company’s restoration stock option program.

Exhibit 2

SOURCE The McGraw-Hill Companies -0- 10/19/2006 /CONTACT: Media Relations Contact:
Steven H. Weiss
Vice President, Corporate Communications
(212) 512-2247 (office)
(917) 699-9389 (mobile)
weissh@mcgraw-hill.com

Investor Relations Contact:
Donald S. Rubin
Senior Vice President, Investor Relations
(212) 512-4321 (office)
(212) 512-3840 (fax)
donald_rubin@mcgraw-hill.com/
/First Call Analyst: / /FCMN Contact: jason_feuchtwanger@mcgraw-hill.com / /Web site: http://www.mcgraw-hill.com / (MHP)